Filed Pursuant to Rule 433

Registration No. 333-202635

September 7, 2016

Pricing Term Sheet

Valero Energy Corporation

Pricing Term Sheet

$1,250,000,000 3.400% Senior Notes due 2026

Issuer:	Valero Energy Corporation

Ratings:*	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)

Pricing Date:	September 7, 2016

Settlement Date:	September 12, 2016 (T+3)

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2017

Denominations:	$2,000 x 1,000

Principal Amount:	$1,250,000,000

Title:	3.400% Senior Notes due 2026

Maturity Date:	September 15, 2026

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Price and Yield:	99-20; 1.541%

Spread to Benchmark Treasury:	T+190 bps

Coupon:	3.400%

Price to Public:	99.655%

Yield to Maturity:	3.441%

Make-Whole Call:	T+30 bps

Par Call:	On and after June 15, 2026 (the date that is three months prior to the Maturity Date)

CUSIP/ISIN:	91913Y AU4 / US91913YAU47

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Barclays Capital Inc.

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1 (800) 831-9146, Barclays Capital Inc. at 1 (888) 603-5847, Mizuho Securities USA Inc. at 1 (866) 271-7403 or RBC Capital Markets, LLC at 1 (866) 375-6829.

This pricing term sheet supplements the preliminary prospectus supplement filed by Valero Energy Corporation on September 7, 2016 relating to the prospectus dated March 10, 2015.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.